EXHIBIT 99(a)

Important Notice Concerning Limitations on
Trading in Sears, Roebuck and Co. Stock
                                                                 February 25, 2005

To: Executive Officers and Directors of Sears, Roebuck and Co.

From: Sears, Roebuck and Co.

  As you may know, a "blackout period" will be imposed on transactions involving the Sears, Roebuck and Co. ("Sears") common stock fund (the "Sears stock fund") under the Sears, Roebuck and Co. 401(k) Savings Plan, the Sears Puerto Rico Savings Plan and the Lands' End, Inc. Retirement Plan (the "Plans"). This blackout period, described in more detail below, is necessary in order for the Plans' trustees to process and implement participants' instructions with respect to the election of consideration in response to the merger contemplated by the Agreement and Plan of Merger, dated as of November 16, 2004, by and between Kmart Holding Corporation and Sears (the "Merger"). Under the Sarbanes-Oxley law enacted in 2002, the executive officers and directors of Sears will generally be prohibited from engaging in transactions involving Sears equity securities (including options and other derivatives based on Sears stock) during this blackout period. Dispositions of equity securities of Sears in connection with the Merger, including your election of merger consideration, the conversion of restricted shares of Sears common stock, cashing out of Sears stock options as a result of the merger, and conversion of deferred shares of Sears common stock, are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

  As a result of the need to process participant election instructions about the Merger, during the blackout period, participants in the Plans will be temporarily unable to (1) make exchanges into or out of the Sears Stock Fund under the Plans, (2) take distributions of money invested in the Sears Stock Fund, and (3) take loans of money invested in the Sears Stock Fund.

  The blackout period for the Plans is expected to begin at 3 p.m. Central Time on March 22, 2005 and end on the date that is approximately two weeks after the closing date of the merger. The blackout period will also be lifted promptly if the Merger is not completed. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by logging on to www.88sears.com or by calling 1-888-88-Sears.

  Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Sears that you acquired in connection with your service as an executive officer or director. "Equity securities" are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions of equity securities of Sears in connection with the Merger are excluded from the trading restrictions.

  The prohibition covers securities acquired "in connection with service as a director or employment as an executive officer." This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual's service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

  The following are examples of transactions that you may not engage in during the blackout period:

  Exercising stock options granted to you in connection with your service as a director or executive officer

  Selling Sears stock that you acquired by exercising options

  Selling Sears stock that you originally received as a restricted stock grant in connection with you service as a director or executive officer

  There are certain exemptions, including:

  Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

  Bona fide gifts, bequests and transfers pursuant to domestic relations orders

  Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction

  If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Steve Cook at ext. 64932 or Jim Keane at ext. 62370 of the Law Department before engaging in any transaction involving Sears stock or derivatives based on Sears stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.